UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2013

TOROTEL, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-8125	44-0610086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 North Lindenwood Drive
Olathe, KS 66062
(Address of principal executive office)(Zip Code)

(913) 747-6111
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2013, Torotel, Inc. (the “Company”) entered into Restricted Stock Agreements (the “Agreements”), a form of which is attached hereto as Exhibit 10.1, with its principal executive officer, Dale H. Sizemore, Jr., and its principal financial officer, H. James Serrone for the grant of an aggregate total of 350,000 restricted shares (the “Shares”) of the Company's common stock. The Restricted Stock Agreements were entered into, pursuant to the Company's Long-Term Incentive Plans, which were filed as Exhibit 10.9 of Form 10-KSB on July 30, 2007, the terms of which are incorporated herein by reference. The Agreements were authorized by the Compensation and Nominating Committee (the “Committee”) and the Board of Directors of the Company on June 17, 2013. The Shares granted pursuant to the Restricted Stock Agreements contain restrictions that prohibit them from being sold, assigned, pledged or otherwise disposed of until the restrictions lapse. The restrictions will lapse on the fifth anniversary of the date of grant if during the five (5) year restriction period, (1) the Company's cumulative annual growth in earnings before interest and taxes ("EBIT") is at least 10% and (2) the Company's average return on capital employed ("ROCE") is at least 25%. The restrictions will also lapse, if prior to the fifth anniversary of the date of grant, (1) the grantee's employment with the Company is terminated by reason of disability, (2) the grantee dies, or (3) the Committee, in its sole discretion, terminates the restrictions. If the restrictions on the Shares have not lapsed by the fifth anniversary of the date of grant, the Shares will be forfeited to the Company. The following table lists the allocation of granted Shares to the principal executive officer and the principal financial officer of the Company.

Name and Principal Position	Restricted Shares Awarded
Dale H. Sizemore, Jr. President and Chief Executive Officer	200,000
H. James Serrone Vice President of Finance and Chief Financial Officer	150,000

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

10.1 Form of Restricted Stock Agreement, approved June 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date: June 19, 2013